Exhibit 10.52

SCOTT TECHNOLOGIES, INC

DIRECTORS' DEATH BENEFIT PLAN

As Amended and Restated Effective: November 1, 1998

TABLE OF CONTENTS

ARTICLE	NUMBER

DEFINITIONS	I

ELIGIBILITY AND PARTICIPATION	II

DEATH BENEFITS	III

FORFEITURE OF BENEFITS	IV

FINANCING OF BENEFITS	V

ADMINISTRATION	VI

AMENDMENT AND TERMINATION	VII

MISCELLANEOUS	VIII

AMENDMENT AND RESTATEMENT
OF
DIRECTORS' DEATH BENEFIT PLAN

     THIS AMENDMENT AND RESTATEMENT is adopted by SCOTT TECHNOLOGIES, INC. (formerly known as Figgie International Inc.), a Delaware corporation (hereinafter referred to as the "Company") on behalf of certain of its Directors;

W I T N E S S E T H:

     WHEREAS, the Company's Directors' Death Benefit Plan (hereinafter referred to as "Plan" and currently known as the Scott Technologies, Inc. Directors' Death Benefit Plan) was originally established effective January 1, 1983; and

     WHEREAS, effective March 1, 1986, the Plan was amended and restated in order to cover Directors of the Company who were employees of the Company or any affiliate and to make certain other necessary and desirable changes; and

     WHEREAS, the Company reserved the right, pursuant to Section 7.1 of the Plan, to make amendments thereto; and

     WHEREAS, it is the desire of the Company to again amend and restate the Plan in order to reflect the elimination of the coverage of Directors of the Company who were employees of the Company or any affiliate and who were eligible to participate in the Company's employee benefit plans effective July 1, 1994, to reflect the current name of the Company and the Plan, to change certain administrative procedures and to make certain other necessary and desirable changes;

     NOW, THEREFORE, effective, except as otherwise provided herein, as of November 1, 1998, the Company hereby amends and restates the Plan, as follows:

ARTICLE I

DEFINITIONS

     1.1 The word "affiliate" shall mean any corporation or business organization during any period during which it is a member of a controlled group of corporations or trades or businesses which includes the Company within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code.

     1.2 The word "beneficiary" shall mean any person who receives or is designated to receive payment of a benefit under the terms of this Plan on the death of a participant.

     1.3 The words "Benefit Committee" shall mean a Committee established pursuant hereto and consisting of the Company's:

(a)	Chief executive officer;
(b)	Chief financial officer;
(c)	Chief legal officer; and
(d)	Chief human resources officer or director.

     1.4 The word "Company" shall mean Scott Technologies, Inc. (formerly known as Figgie International Inc.), a Delaware corporation, or any successor corporation or other business organization which shall assume the obligations of the Company under this Plan as provided herein with respect to the participants and their beneficiaries on and after July 31, 1983 and shall mean the predecessor Ohio corporation known as Figgie International Inc. prior to July 31, 1983.

     1.5 The words "Competing Manufacturing Business" shall mean any business which manufactures, assembles, sells or distributes products which are directly competitive with products presently being manufactured, assembled, sold or distributed by the Company or any of its subsidiaries, affiliates or divisions.

     Notwithstanding the foregoing, a business shall not be deemed a Competing Manufacturing Business where the Board of Directors, in its sole discretion, determines that the products manufactured, assembled, sold or distributed by the business represents only a de minimis portion of the business of the Company, or any of its subsidiaries, affiliates, or divisions, as the case my be.

     1.6 The Words "Competing Service Business" shall mean any service business which is in direct competition with any service business of the Company or any of its subsidiaries, affiliates or divisions.

     1.7 The word "Director" shall mean a member of the Company's Board of Directors.

     1.8 The words "effective date" of this Plan shall mean January 1, 1983.

     1.9 The words "Engage in Competition with the Company" shall mean:

(a)	if a participant shall disclose or furnish to any competitor or any person,

firm, corporation or other entity or use on his own behalf, any confidential or secret information or data of the Company or any affiliate relating to the Company's or any affiliate's financial statements, reports, or condition, or relating to the technical processes, discoveries, inventions, or improvements of inventions, patents, or patent applications, formulas, trade secrets, manufacturing art or know-how pertaining to the Company's or any affiliate's products manufactured or developed by the Company or any affiliate or by their predecessors, or relating to any other material aspect of the Company's or any affiliate's operations or condition; or
(b)	if a participant shall interfere with the business or employment relationship between the Company or any of its subsidiaries, affiliates or divisions and any customer, employee or sales representative thereof or influence or attempt to influence in a negative manner any customer, employee or sales representative of the Company or any of its subsidiaries, affiliates or divisions in their relations with or in the performance of their obligations to the Company or any of its subsidiaries, affiliates or divisions; or

(c)	if a participant shall, within two (2) years after ceasing to be a Director and without the written consent of the Company, directly or indirectly for himself or as an agent, employee, officer, director, stockholder, owner, partner, consultant, or otherwise, or in conjunction with any person, firm, partnership or corporation, invest in, become employed, perform any services, give advice, or render assistance to any Competing Service Business or any Competing Manufacturing Business. The restriction contained in this subparagraph (c) shall be in effect anywhere within the applicable Restricted Geographic Area described in Section 1.12 hereof.

     A participant may apply to the Benefit Committee for a determination of whether proposed employment is in competition with the Company or a subsidiary, affiliate or division, as described in subparagraph (c) above, or for its consent to such competitive employment by submitting a written description of the proposed employment and employer to the Benefit Committee, together with such other information as the Benefit Committee shall reasonably require. The Benefit Committee's decision shall be rendered as promptly as is reasonably possible.

     1.10 The words "Forced Takeover" shall mean any event or occurrence, or series of events or occurrences, which a majority of the members of the Benefit Committee, in its sole discretion, shall determine to be a Forced Takeover and which shall be so designated by resolution of the Benefit Committee approved and adopted by a majority thereof.

     1.11 The word "participant" shall mean any person who becomes a participant in this Plan and remains a participant in this Plan in accordance with Article II hereof. A participant shall cease to be a participant upon the occurrence of an event described in Section 2.4 hereof. Effective on and after July 1, 1994, Directors who are employed by the Company or an affiliate are not eligible to be participants under this Plan if they are eligible to participate in the Company's regular benefit plans for salaried employees.

     1.12 The words "Restricted Geographic Area" shall mean any geographic area in which the Company or any of its subsidiaries, affiliates or divisions conducts business.

     1.13 The word "service" shall mean for any participant the aggregate of all periods during which the participant has been or was previously a Director. Two (2) or more such periods that contain fractions of a year (computed in months and days) shall be aggregated on the basis of twelve (12) months constituting a year and thirty (30) days constituting a month.

     1.14 The words "Significant Management Change" shall mean the event whereby the person who was Chairman of the Board of Directors of the Company on January 1, 1976 ceased to be Chairman.

     1.15 The words "totally and permanently disabled" shall mean for any participant that he has a medically demonstrable physical or mental impairment which resulted from bodily injury or disease and which prevents him from performing all or a significant portion of the duties and responsibilities of a Director and which is expected to be of a permanent duration.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

     2.1 A Director shall be qualified to become a participant under this Plan provided he is not an employee of the Company or any affiliate who is entitled to participate in the Company's regular benefit plans for salaried employees.

     2.2 The Benefit Committee shall notify an eligible Director in writing of his eligibility and of the actions necessary to become a participant hereunder, and shall provide him with the opportunity to become a participant. If such eligible Director desires to become a participant, he shall, within such time as the Benefit Committee shall determine:

(a)	furnish to the Benefit Committee all information requested by it;
(b)	execute such documents and such instruments as the Benefit Committee may require to facilitate the administration of this Plan;
(c)	agree in such form and manner as the Benefit Committee may require to be bound by the terms of this Plan and by the terms of such Amendments as may be made hereto; and
(d)	truthfully and fully answer any questions and supply any information which the Benefit Committee deems necessary or desirable for the proper administration of this Plan, without any reservations whatsoever.

     2.3 An eligible Director who shall have timely done all acts required of him to become a participant shall become a participant on or as of such date as shall be specified by the Benefit Committee.

     2.4 A participant shall cease his participation under this Plan in the event of any of the following occurrences:

(a)	he ceases to be a Director unless he is covered under Section 3.1(b) or Section 3.1(c) hereof;
(b)	he ceases to be totally and permanently disabled unless he again becomes a Director or is covered under Section 3.1(b) hereof;
(c)	his beneficiary's rights to benefits under this Plan are forfeited under Section 4.1 or Section 4.2 hereof; or
(d)	he becomes an employee of the Company or any affiliate who is entitled to participate in the Company's regular benefit plans for salaried employees; or

(e)	this Plan terminates.

     In the event a former participant who ceased being a participant because he was or became an employee of the Company or an affiliate who was entitled to participate in the Company's regular benefit plans for salaried employees shall thereafter no longer be an employee of the Company or an affiliate or no longer be entitled to participate in the Company's salaried employee benefit plans, he shall again commence participation in this Plan if either:

(i)	he is then a Director; or
(ii)
he was covered under Section 3.1(b) hereof when he was or became an employee of the Company or an affiliate and became eligible participate in the Company's regular benefit plans for salaried employees.

ARTICLE III

DEATH BENEFITS

     3.1 In the event a participant dies:

(a)	while he is a Director; or
(b)	after he ceases to be a Director if he ceased to be a Director:
(i)	after the later of his completion of five (5) years of service as a Director and his attainment of age sixty-five (65); or
(ii)	after a Forced Takeover; or
(iii)	after a Significant Management Change by reason of his not being renominated as a Director even though he is willing and able to serve; or
(c)	after ceasing to be a Director due to his total and permanent disability and his death occurs prior to his recovery from such total and permanent disability;

his beneficiary shall be entitled to receive a death benefit under this Plan in an amount equal to Two Hundred Thousand Dollars ($200,000.00). Such amount shall be paid to the beneficiary in a lump sum no later than sixty (60) days after the end of the calendar year during which the participant dies.

     3.2 A participant shall designate a beneficiary or beneficiaries to receive any amount due under this Article III by executing a written notice thereof to the Benefit Committee at any time prior to his death and may revoke or change the beneficiary designated therein without the consent of any person previously designated as beneficiary by written notice delivered to the Benefit Committee at any time and from time to time prior to his death. If a participant shall have failed to designate a beneficiary, or if no designated beneficiary shall survive him, then such amount shall be paid to his spouse, if his spouse survives him, or, if his spouse doesn't survive him, to the executor or administrator of his estate for distribution as part of his estate.

ARTICLE IV

FORFEITURE OF BENEFITS

     4.1 In the event the Benefit Committee shall receive a written confession by a participant, or proof satisfactory to the Benefit Committee, of the commission by such a participant of theft or embezzlement from the Company or any affiliate, or any other felony against the Company or any affiliate, or dishonesty in connection with Company or affiliate matters or in connection with the Plan as determined to exist by the Benefit Committee, the rights of such participant, and the rights of such participant's beneficiaries to receive the death benefits provided herein shall immediately be forfeited and the Company's obligation to pay or provide any such death benefits shall thereupon cease and terminate.

     4.2 Subject to the provisions of Section 4.3 hereof, in the event that a participant, whose beneficiaries shall be entitled to receive the death benefits provided herein, shall, in any material respect, Engage in Competition with the Company as defined in Section 1.9 hereof, he shall forfeit the right of his beneficiaries to receive any death benefits hereunder. It is herein understood that ownership, directly or indirectly, by the participant of no more than five percent (5%) of the stock in a corporation, the stock of which is listed on a national exchange or which is publicly-owned and currently traded over-the-counter and with which the participant has no connection other than as a stockholder shall in no event be deemed to be engaging in competition.

      4.3 In the event of a Forced Takeover, the provisions of Sections 4.1 and 4.2 hereof shall not apply to any participant who was a Director immediately prior to the Forced Takeover. In the event of a Significant Management Change, the provisions of Section 4.2 hereof shall not apply to any participant who was a Director immediately prior to the Significant Management Change and who, as a result of the management change, is not renominated as a Director even though he is willing and able to serve.

     4.4 In the event of the death of a participant after the termination of this Plan pursuant to Section 7.1 hereof, no death benefits shall be payable to his beneficiaries hereunder except as provided in said Section 7.1.

ARTICLE V

FINANCING OF BENEFITS

     5.1 The undertakings of the Company herein constitute merely the unsecured promise of the Company to provide the benefits set forth herein. No property of the Company is or shall, by reason of this Plan, be held in trust for a participant, any designated beneficiary or any other person, and neither the participant nor any designated beneficiary nor any other person shall have, by reason of this Plan, any rights, title or interest of any kind in or to any property of the Company.

ARTICLE VI

ADMINISTRATION

     6.1 The Benefit Committee shall be responsible for the general administration of this Plan and shall have all such powers as may be necessary to carry out the provisions of this Plan and may, from time to time, establish rules for the administration of this Plan and the transaction of this Plan's business. The Benefit Committee shall have the following powers and duties:

(a)	To enact such rules, regulations, and procedures and to prescribe the use of such forms as it shall deem advisable.
(b)	To appoint or employ such agents, attorneys, actuaries, and assistants at the expense of the Company, as it may deem necessary to keep its records or to assist it in taking any other action.
(c)	To interpret this Plan, and to resolve ambiguities, inconsistencies, and omissions, to determine any question of fact, to determine the right to benefits of, and amount of benefits, if any, payable to, any person in accordance with the provisions of this Plan.

     6.2 If any beneficiary or the authorized representative of a beneficiary shall file an application for benefits hereunder and such application is denied by the Benefit Committee, in whole or in part, he shall be notified in writing of the specific reason or reasons for such denial. The notice shall also set forth the specific Plan provisions upon which the denial is based, an explanation of the provisions of Section 6.3 hereof, and any other information deemed necessary or advisable by the Benefit Committee.

     6.3 Any beneficiary or any authorized representative of a beneficiary whose application for benefits hereunder has been denied, in whole or in part, by the Benefit Committee may, upon written notice to the Benefit Committee, request a review by the Board of Directors of the Company of such denial of his application. Such review may be made by written briefs submitted by the applicant and the Benefit Committee or at a hearing, or by both, as shall be deemed necessary by the Benefit Committee. If the applicant requests a hearing, the Board of Directors shall appoint from its members an Appeal Examiner to conduct such hearing. Any hearing conducted by an Appeal Examiner shall be held in such location as shall be reasonably convenient to the applicant. The date and time of any such hearing shall be designated by the Appeal Examiner upon not less than seven (7) days' notice to the applicant and the Benefit Committee unless both of them accept shorter notice. The Appeal Examiner shall make every effort to schedule the hearing on a day and at a time which is convenient to both the applicant and the Benefit Committee. If the applicant does not request a hearing, the Board of Directors may review the denial of such benefits or may appoint an Appeal Examiner to review the denial. After the review has been completed, the Board of Directors or the Appeal Examiner shall render a decision in writing, a copy of which shall be sent to both the applicant and the Benefit Committee. In rendering its decision, the Board of Directors and the Appeal Examiner shall have full power and discretion to interpret this Plan, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of the applicant in accordance with the provisions of this Plan. Such decision shall set forth the specific reason or reasons for the decision and the specific Plan provisions upon which the decision is based and, if the decision is made by an Appeal Examiner, the rights of the applicant or the Benefit Committee to request a review by the entire Board of Directors of the decision of the Appeal Examiner. Either the applicant or the Benefit Committee may request a review of an adverse decision of the Appeal Examiner by filing a written request with the Board of Directors within thirty (30) days after they receive a copy of the Appeal Examiner's decision. The review of a decision of an Appeal Examiner shall be based solely on the written record and shall be conducted in accordance with the procedures of this Section 6.3. Except as provided in Section 6.4 hereof, there shall be no further appeal from a decision rendered by a quorum of the Board of Directors.

     6.4 The interpretations, determinations and decisions of the Benefit Committee, Appeal Examiner and Board of Directors shall, except to the extent provided in Section 6.3 hereof and in this Section 6.4, be final and binding upon all persons with respect to any right, benefit and privilege hereunder. The review procedures of said Section 6.3 shall be the sole and exclusive remedy and shall be in lieu of all actions at law, in equity, pursuant to arbitration or otherwise unless a Forced Takeover has occurred. In the event a Forced Takeover has occurred, a beneficiary shall have the right to file a suit for his benefits under this Plan at any time, irrespective of whether or not he has exhausted the appeal procedures of Section 6.3 hereof. In addition, a beneficiary shall be entitled to a trial de novo in any such suit.

     6.5 The Company, Benefit Committee, Appeal Examiner, Board of Directors, and their respective officers, members, employees and agents shall have no duty or responsibility under this Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

     6.6 The Benefit Committee, Board of Directors, Appeal Examiner, and their respective officers, employees, members and agents shall incur no personal liability of any nature whatsoever in connection with any act done or omitted to be done in the administration of this Plan. The Company shall indemnify, defend, and hold harmless the Benefit Committee, Board of Directors, Appeal Examiner, and their respective officers, employees, members and agents, for all acts taken or omitted in carrying out their responsibilities under the terms of this Plan. The Company shall indemnify such persons for expenses of defending an action by a participant, beneficiary, government entity, or other persons, including all legal fees and other costs of such defense. The Company will also reimburse such a person for any monetary recovery in a successful action against such person in any federal or state court or arbitration. In addition, if the claim is settled out of court with the concurrence of the Company, the Company shall indemnify such person for any monetary liability under said settlement.

ARTICLE VII

AMENDMENT AND TERMINATION

     7.1 Subject to the provisions of Section 7.2 hereof, this Plan may be amended by the Company at any time, or from time to time, and may be terminated by the Company at any time, but no such amendment or termination will:

(a)	deprive any beneficiary of a totally and permanently disabled participant of his right to receive death benefits as provided in Article III hereof, or reduce the amount of such death benefits; or
(b)	deprive any beneficiary of a participant who is a retired Director of his right to receive death benefits as provided by Article III hereof, or reduce the amount of such death benefits.

Any such amendment or termination may, however, reduce or eliminate the death benefits provided by Article III hereof with respect to any participant (and the designated beneficiary of such participant) who is a Director at the date of such amendment or termination of this Plan.

     7.2 Notwithstanding the provisions of Section 7.1 hereof, in the event a Forced Takeover or a Significant Management Change has occurred, this Plan may not thereafter be terminated and may not thereafter be amended in any manner which would have the effect of depriving any beneficiary of a participant who is Director at the time such Forced Takeover or Significant Management Change occurs of any of the benefits provided by this Plan or which would have the effect of reducing the amount of any benefit, which is or could be payable to such a beneficiary, below the amount which is or could be payable under the terms of this Plan immediately prior to a Forced Takeover or Significant Management Change.

ARTICLE VIII

MISCELLANEOUS

     8.1 Neither anything contained herein, nor any acts done in pursuance of this Plan, shall be construed as entitling any participant to be retained as a Director for any period of time nor as obliging the Company to retain any participant as a Director for any period of time, nor shall any participant nor anyone else have any rights whatsoever, legal or equitable, against the Company as a result of this Plan except those expressly granted to him hereunder.

     8.2 Whenever any pronoun is used herein, it shall be construed to include the masculine pronoun, the feminine pronoun or the neuter pronoun as shall be appropriate.

     8.3 This Plan shall be construed under and in accordance with and governed by the laws of the State of Ohio and the United States of America.

     8.4 In the event that any provisions or terms of this Plan, or any agreement or instrument required by the Benefit Committee hereunder, is determined by any judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of this Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of this Plan, or such agreement or instrument.

     8.5 No benefits under this Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits as are herein provided for him.

     8.6 Any payment to or for the benefit of any beneficiary, in accordance with the provisions of this Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against this Plan, the Benefit Committee and the Company, any of whom may require such beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Benefit Committee or the Company, as the case may be.

     8.7 If the Benefit Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Benefit Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Benefit Committee may determine.

     8.8 The Company's obligations under this Plan shall be binding on the Company's successors and assigns.

     IN WITNESS WHEREOF, SCOTT TECHNOLOGIES, INC., by its duly authorized officers, has caused this Amendment and Restatement to be executed as of this ____ day of December, 1998.

SCOTT TECHNOLOGIES, INC.

(“Company”)

By:

And:

110/03406BGH.68P